UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12
Isle of Capri Casinos, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ISLE OF CAPRI CASINOS, INC.
600 EMERSON ROAD
ST. LOUIS, MISSOURI 63141
(314) 813-9200

SUPPLEMENT DATED SEPTEMBER 10, 2010

TO

PROXY STATEMENT DATED SEPTEMBER 7, 2010

        The 2010 Annual Meeting of Stockholders of Isle of Capri Casinos, Inc. will be held at 600 Emerson Road, St. Louis, Missouri, on Tuesday, October 5, 2010 at 9:00 a.m., Central Time.

        This Supplement amends the enclosed Proxy Statement dated September 7, 2010 (the "Proxy Statement"). All capitalized terms used but not defined in this Supplement have the meanings ascribed to them in the Proxy Statement.

        It came to our attention that on page 2 of the Proxy Statement under the heading "What constitutes a quorum for the purposes of voting?" the number of shares of the Company's common stock that was outstanding and entitled to vote is incorrect. The Proxy Statement is amended to change the number of shares and the sentence should read as follows "As of the record date, August 13, 2010, there were 32,731,246 shares of the Company's common stock outstanding and entitled to vote, which excludes 4,034,483 shares held by us in treasury." Similarly, on page 37 of the Proxy Statement under Proposal 3, Amendment of the Certificate of Incorporation to Increase Authorized Common Stock, the number of shares of the Company's common stock that was outstanding is incorrect. The Proxy Statement is amended to correct the number of shares outstanding and the number of shares available for issuance and those sentences should read as follows "As of August 13, 2010, 32,731,246 shares of Common Stock were issued and outstanding (not including shares held by us in treasury) and 3,351,231 shares have been reserved for issuance under the Isle of Capri Casinos, Inc. 2009 Long-Term Stock Incentive Plan. This leaves 8,917,523 shares of Common Stock available for issuance (including shares held by us in treasury)."

        Except as amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains accurate in all material respects and should be considered in casting your vote by proxy or at the Annual Meeting.